EXHIBIT 10.3

InfinityAR to Receive an Investment of $5M;
Investors Include Strategic Japanese Partner SUN Corporation

Israeli company InfinityAR to close a Series B financing round, raising a total of $5 million. The funds will be invested by SUN Corporation, Singulariteam Fund II and Platinum Partners Value Arbitrage Fund L.P.

New York, USA, April 8, 2015, Infinity Augmented Reality Inc. (“InfinityAR”) (OTCQB: ALSO), the leading company developing a software-based AR engine, has announced that it has signed an agreement for a Series B financing round, raising $5 million. The funds will be invested by Japanese SUN Corporation, a prominent player in the Japanese gaming and mobile market, a New Zealand private investment fund Singulariteam Fund II and a US based fund Platinum Partners Value Arbitrage Fund L.P.

The round contemplates a company pre-money valuation of $6 million, and will be directed towards further developing InfinityAR’s product and expanding into the Japanese market. SUN Corporation is major player in the Pachinko industry - a form of gaming extremely popular in Japan.

The investors have invested $1.25 million through the purchase of convertible notes at an initial closing dated April 6, 2015. Upon the implementation of the increase in the Company’s authorized capital, the investors have agreed to invest the remaining $3.75 million and the notes will be converted to Preferred B Stock.

“We are very excited about this financing round,” said Motti Kushnir, InfinityAR CEO. “This is about so much more than the funds raised - it is about the strategic partnership. For us, SUN Corporation is the perfect gateway into the Japanese market and will help us further establish InfinityAR as a leading developer in the augmented reality space. Sun Corporation’s experience, tech, know-how and organizational culture fit perfectly with what our company has to offer, and I believe both sides will benefit greatly from this deal. The existing investors continuing contribution is greatly appreciated - it is wonderful to see that our initial funders have increased their support, and continue to share InfinityAR’s vision.”

Masanori Yamaguchi, SUN Corporation CEO said: “SUN Corporation is actively committed to multiple paths for adding value to our Communication and Entertainment Customers, including via development, technology partnerships, investments and acquisitions, all aimed at delivering innovative solutions which strengthen our positioning. This strategic investment expands SUN’s offering by bringing more value across new channels both within and beyond the Communication and Entertainment market environment."

InfinityAR vision is about creating a new digital environment that will enable people to interact with augmented content in their physical surrounding. InfinityAR’s engine can turn any device with two simple cameras into a powerful content augmentation platform. InfinityAR’s technology maps the 3D environment, in real time, and enables projecting augmented reality 3D scenes as if they were part of the real world. Furthermore, it enables the user to control augmented reality content using natural hand movements.

InfinityAR’s technology usage of passive cameras together with smart and efficient computer vision algorithms, requires less computation and energy resources, while allowing the AR engine to work in any environment, indoor or out.

About InfinityAR:

InfinityAR’s vision is about creating a new digital environment that will allow people to naturally interact with augmented content in their physical surroundings. InfinityAR’s augmented reality development engine enables accurate 3D digital scene representation of one’s current physical environment, using basic, affordable hardware. It’s designed to turn any device into a powerful content augmentation platform, so developers can quickly and easily introduce applications with rich AR experiences to market.

About SUN Corporation:

Located in Aichi prefecture in Japan, SUN Corporation has been innovating electronic equipment and software for almost forty years. Their corporate slogan, “Dream, Challenge, and Creation,” perfectly summarizes the spirit that gave birth to their software company Sunsoft. Worldwide, Sunsoft has developed or published almost 100 games for both consoles and arcades. They also publish for iPhone and Windows mobile platforms.

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